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                                                                    EXHIBIT 10.3

June 28, 2000

Gene Fein
MediaWebcast
1640 5th Street, Suite 218
Santa Monica, CA 90401

Dear Gene:

The following are the salient deal points regarding the four extreme shows:

1) Corpas Invesments, d.b.a. MediaWebcast "MW" will supply exclusive to Fox Sports Net "FSN" four (4) separate series, fifty-two (52) weeks each: Planet Extreme, CorX Games, Planet Extreme Film Festival, and an as-yet-untitled "surf, ski, snow & music" show. MW will be responsible for all costs associated with the production and delivery of the programs.

2) The programs will meet FSN technical/production guidelines and be formatted to FSN specifications. FSN will have approval over all production elements such as, but not limited to, talent, graphics, budget, closed captioning, etc. FSN will have the option to assign a FSN person to oversee the production.

3) FSN will clear each episode of each show in a minimum of fifty (50) million homes each week. Initial start date of the series will be as follows: CorX Games - week of October 2, 2000; Planet Extreme Film Festival - week of October 2, 2000; untitled surf, ski & snow show - week of November 6, 2000; Planet Extreme - week of December 4, 2000.

4) MW will submit a pilot show of each series on VHS to the programming department 1440 Sepulveda Blvd., 2nd Floor, Los Angeles, CA 90025 for approval one month prior to each initial distribution. MW will then make any necessary changes required to meet FSN approval. Thereafter, each episode of each show will be delivered to a specified FSN location one week prior to airdate. A VHS copy of the episode will also be delivered to the programming department 1440 Sepulveda Blvd., 2nd Floor, Los Angeles, CA 90025.

5) MW will pay to FSN a distribution fee of $7,500 per episode, per series. All payments will be made by MW one month prior to episode airdates (i.e. Payment for October airings = $75,000, due September 1, 2000; Payment for November airings = $90,000, due September 1, 2000; Payment for December airings = $120,000, due November 1, 2000...)

6) Program episodes may be repeated one (1) time each week with an additional distribution fee of $3,500 per each repeated episode. Payments will be determined upon the delivery of monthly clearance verification report. Any additional payments will be added onto the next payment cycle (i.e., September verification reports, issued in mid-October, payment will be due on November 1, 2000).





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7)       MW will receive eight (8) :30 units of commercial inventory within each program of each show. FSN will retain all remaining commercial inventory. MW and FSN will mutually agree as to the number of billboards and sponsored features within each program.

8) FSN will distribute each show on a weekly basis between 9:30am - noon or 3:00pm - 4pm local time. Should the 3:00pm - 4:00pm space become available, FSN will distribute at least two (2) of the shows in this timeslot. FSN will notify MW of the space availability by August 15, 2000. Should the 3:00pm - 4:00pm space not become available, MW will have until August 23, 2000 to terminate this deal and/or enter into discussions on a new deal.

9) FSN will retain, exclusive first-run domestic television rights to the programs in all languages, and non-exclusive rights for a period of one year thereafter to allow for the weekly repeat.

10) FSN will have an exclusive negotiation window through October 1, 2001 and last right of refusal to match a bona fide offer received by MW for an additional period through November 15, 2001 for the 2001 series.

11) FSN will have approval over all press releases and marketing materials that mention FSN. Such approval will not be withheld more than five days.

12) This deal letter must be signed by June 30, 2000 or this offer is no longer valid.


If the foregoing confirms your understanding of the agreement please indicate your acceptance by signing below. Until such time as our standard formal agreement is executed this letter will serve as the binding agreement.

Please fax a signed copy to 310-479-8359 and mail a hard copy to 1440 South Sepulveda Blvd., Los Angeles, CA 90024.


Sincerely,

Jene Elzie
Manager of Acquisitions

Accepted and Agreed:       Name:    /s/ GENE FEIN                     (signed)
                                    ---------------------------------
                                    Name:         GENE FEIN           (printed)
                                    ---------------------------------
                                    Title:        PRESIDENT
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                                    Date:          6.28.00
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